COMMUNITY BANK SHARES OF INDIANA, INC.

Exhibit 11.
Statement Regarding Computation of Per Share Earnings

See Note 5 "Supplemental Disclosure for Earnings Per Share" in the notes to Consolidated Financial Statements in Part I, Item 1 of this report for such calculations.


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